Exhibit 10.2

Certain identified information has been excluded from the exhibit as such information would likely cause competitive harm to the registrant if publicly disclosed. Such exclusions have been marked with a [****].

BRIDGE LOAN AGREEMENT

This bridge loan agreement (the “Agreement”) is made on 1 March 2023 by and among:

1.	OPPORTUNITY PARTNERS B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of the Netherlands with its corporate seat in 's-Hertogenbosch, the Netherlands, having its place of business at Deutersestraat 37, 5266 AW Cromvoirt, the Netherlands, and registered with the trade register of the Chamber of Commerce under number 66500427 (in its capacity as a lender, and together with any permitted assignee, the “Lender”);

2.	BRAND LOYALTY INTERNATIONAL B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of the Netherlands with its corporate seat in ‘s-Hertogenbosch, the Netherlands, having its place of business at Koningsweg 101, 5211 BH 's-Hertogenbosch, the Netherlands, and registered with the trade register of the Chamber of Commerce under number 17116091 (“Brand Loyalty International”); and

3.	BRAND LOYALTY SOURCING B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of the Netherlands with its corporate seat in ‘s-Hertogenbosch, the Netherlands, having its place of business at Koningsweg 101, 5211 BH 's-Hertogenbosch, the Netherlands, and registered with the trade register of the Chamber of Commerce under number 1718752 (“Brand Loyalty Sourcing”);

Brand Loyalty International and Brand Loyalty Sourcing are hereinafter individually also referred to as a “Borrower” and collectively as the “Borrowers”. The Lender and the Borrowers are hereinafter individually also referred to as a “Party” and collectively as “Parties”,

WHEREAS:

(A)	On or around the date of this Agreement, Opportunity Partners B.V. (such entity or the Purchaser Nominee (as defined in the SPA), as applicable, the “Buyer”) entered into a sale and purchase agreement (the “SPA”) pursuant to which the Buyer purchases all shares in the capital of Apollo Holdings B.V. (Dutch trade register number 59143215; the “Target”) from LVI Lux Financing S.à r.l. (Luxembourg trade and companies register number B181593; the “Seller”) with the transfer of such shares in the capital of the Target to the Buyer being subject to the satisfaction or waiver of certain conditions precedent set forth in the SPA (such transfer of such shares, the “Completion”);
(B)	The Borrowers are indirect 100% subsidiaries of the Target;
(C)	The Borrowers, certain other members of the Target Group, Loyalty Ventures Inc., the Lenders (as defined in the Credit Agreement), and Bank of America, N.A. entered into that certain Credit Agreement, dated as of 3 November 2021 (as amended by that certain amendment agreement no. 1 to the Credit Agreement (Financial Covenant), dated as of 29 July 2022, as amended, supplemented and waived by that certain Consent by and among the Borrowers (as defined in the Consent), each Guarantor (as defined in the Credit Agreement), the Lenders (as defined in the Credit Agreement) party thereto and Bank of America, N.A., dated as of 1 March 2023 (the “Consent”), and as may be further amended, restated, supplemented, extended, or otherwise modified from time to time, the “Credit Agreement”);

(D)	The Borrowers, the Target and the Target’s other direct and indirect subsidiaries (the “Target Group”) have the need for temporary funding of the working capital needs of the business of the Target Group in the period between the date upon which the SPA is executed by the Seller and the Lender and the Completion Date (as defined below); and
(E)	The Lender has agreed to provide a bridge loan in the amount of up to EUR 25,000,000 (twenty-five million euro) to the Borrowers to temporarily finance the working capital needs of the business of the Target Group under the terms and subject to the conditions set out in this Agreement and the Pledgor (as defined below) providing security for repayment of the Loan (as defined below) and interest accrued thereon by executing the ICA (as defined below).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION
1.1.	Definitions

In this Agreement, save where explicitly provided otherwise, capitalized words and expressions have the meanings specified or referred to in the overview below:

“BL Business” has the meaning given to that term in the Consent.

“Borrowers” has the meaning given to that term in the preamble.

“Brand Loyalty International” has the meaning given to that term in the preamble under 2.

“Brand Loyalty Sourcing” has the meaning given to that term in the preamble under 3.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in the Netherlands.

“Buyer” has the meaning given to that term in recital A.

"Change of Control“ means any of the following events (whether in one or in a series of related transactions): (i) the sale or issue of shares or securities or reorganization of a member of the Target Group (whether by that member of the Target Group or by shareholders of the Target Group) resulting in the Seller ceasing to, directly or indirectly, beneficially and/or legally hold the issued and outstanding shares or securities of the members of the Target Group as set out in schedule 2 to the SPA; (ii) merger or consolidation of any member of the Target Group with any person not being a member of the Target Group; and (iii) the sale of all or (in the reasonable opinion of the Lender) substantially all assets of the Target Group, unless in the case of each of clauses (i), (ii) and (iii) such event is (A) permitted under clause 8.3 hereto, (B) permitted under clause 4.3 of the SPA or consented to by the Lender in accordance with clause 4.2 of the SPA, or (C) the acquisition of the Target Group in accordance with the terms of the SPA.

“Consent” has the meaning given to that term in recital C.

“Completion” has the meaning given to that term in recital A.

“Completion Date” has the meaning given to that term in the SPA.

“Credit Agreement” has the meaning given to that term in recital C.

“Credit Facility” has the meaning given to that term in clause 2.1.1.

“Encumbrance” has the meaning given to that term in the SPA.

“Event of Default” means any event or circumstance specified as such in clause 6 (Events of Default).

“Guarantor” has the meaning given to that term in the Consent.

“ICA” the intercreditor agreement including inventory pledge as attached hereto as Schedule 1.

“Lender” has the meaning given to that term in the preamble under 1.

“Loan” means the aggregate of the principal amounts drawn and borrowed under the Credit Facility by the Borrowers and lent and paid by the Lender from time to time.

“Maturity Date” has the meaning given to that term in clause 4.1.

“Maximum Commitment Amount” means EUR 25,000,000 (twenty-five million euro).

“Party” has the meaning given to that term in the preamble.

“Pledgor” has the meaning given to that term in the ICA.

“Seller” has the meaning given to that term in recital A.

“SPA” has the meaning given to that term in recital A.

“Target” has the meaning given to that term in recital A.

“Target Group” has the meaning given to that term in recital D.

1.2.	Interpretation
a.	Unless a contrary indication appears, any reference in this Agreement to:
(i)	the “Borrowers”, the “Lender” or any “Party” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees;
(ii)	“assets” includes present and future properties, revenues and rights of every description;
(iii)	this “Agreement” or any other agreement or instrument is a reference to this Agreement or other agreement or instrument as amended, novated, supplemented, extended, restated or otherwise modified;
(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(v)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);
(vi)	the singular includes the plural and vice versa;

(vii)	a provision of law is a reference to that provision as amended or re-enacted; and
(viii)	a time of day is a reference to Amsterdam time.
b.	Clause and Schedule headings are for ease of reference only.
c.	An Event of Default is “continuing” if it has not been waived or cured or otherwise remedied.
2.	THE CREDIT FACILITY
2.1.	Commitment
2.1.1.	On the terms and subject to the conditions of this Agreement, the Lender makes available to the Borrowers a revolving credit facility up to the Maximum Commitment Amount (the “Credit Facility”).
2.1.2.	Upon request of the Borrowers, the Borrowers may draw, borrow and re-borrow, and the Lender will lend and pay to the Borrowers amounts of up to the Maximum Commitment Amount in increments of EUR 10,000 (ten thousand euro).
2.1.3.	The Lender shall make the amounts funded under the Credit Facility available by transferring each drawn amount into the following bank account of Brand Loyalty International and with the reference as described below; provided that, solely with respect to the first draw down request made in accordance with Clause 2.1.2, the first draw down shall be subject to the Borrowers providing a written statement to the Lender concurrently with the first draw down (i) confirming that the Loan Parties (as defined in the Consent) have paid all invoices that the Loan Parties received for reimbursement of out-of-pocket fees, costs and expenses in accordance with Section 3(a)(vi) of the Consent; and (ii) attaching evidence of bank transfers relating to such payments made.
a.	Account Holder: Brand Loyalty International B.V.
b.	IBAN:[****]
c.	BIC:[****]
d.	Reference: OP/BL Loan Agreement
2.2.	Purpose

The Borrowers shall apply all amounts drawn and borrowed under the Credit Facility solely towards the financing of the working capital needs of the business of the Target Group.

3.	INTEREST
3.1.	Rate

The Borrowers shall pay interest on the then-outstanding principal balance of the Loan, as of the drawdown date of each applicable advance made by the Lender, at a percentage per year of 10% (ten per cent).

3.2.	Calculation

Any interest under this Agreement will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days.

3.3.	Payment of interest

The accrued interest shall be due and payable solely on the Maturity Date.

4.	REPAYMENT AND PREPAYMENT
4.1.	Repayment of the Loan

The Borrowers shall repay the Loan in full on the earlier of (i) 20 Business Days after the Completion Date and (ii) 3 Business Days after the date of termination of the SPA in accordance with its terms (the “Maturity Date”).

4.2.	Voluntary prepayment

The Borrowers may, if they give the Lender not less than 3 Business Days' prior notice, prepay the whole or any part of the Loan.

4.3.	Restrictions
a.	Any notice of prepayment given by the Borrowers under Clause 4.2 (Voluntary prepayment) shall be irrevocable and shall specify the date or dates upon which the relevant prepayment is to be made and the amount of that prepayment.
b.	Any prepayment under this Agreement shall be made together with accrued and unpaid interest on the principal amount of the Loan that is prepaid but without premium or penalty.
4.4.	Application of proceeds

If the Lender receives a payment on the Maturity Date or a voluntary prepayment date, in each case, that is insufficient to repay all amounts then due and payable by the Borrowers to the Lender under this Agreement, the Lender shall apply that payment towards the obligations of the Borrowers in the following order:

a.	first, in or towards payment pro rata of any costs and expenses of the Lender due but unpaid under this Agreement;
b.	secondly, in or towards payment of any accrued interest and fees due but unpaid under this Agreement;
c.	thirdly, in or towards payment of principal due but unpaid under this Agreement; and
d.	fourthly, in or towards payment of any other sum but unpaid under this Agreement.
5.	SECURITY

As security for the repayment of the Loan and any other amount payable pursuant to this Agreement, Pledgor shall grant the Lender on the date of this Agreement a first ranking right of pledge over the Collateral (as defined in the ICA).

6.	EVENT OF DEFAULT

Each of the events or circumstances set out in this Clause 6 (Events of Default) is an “Event of Default” (save for Clause 6.10 (Acceleration)).

6.1.	Non-payment

The Borrowers do not pay on the applicable due date any amount payable pursuant to this Agreement at the place and in the currency in which it is expressed to be payable unless such payment is made within 5 Business Days of its due date.

6.2.	Change of Control

A Change of Control having occurred.

6.3.	Liquidation event

Any order made by any competent court or other relevant authority, or any resolution passed by or with respect to a member of the Target Group for the appointment of a liquidator (including a ‘curator’), administrator (including a ‘bewindvoerder’) or receiver of, or individual or legal entity with a similar position or role in any jurisdiction in which such member of the Target Group is operating, or the winding up of, any member of the Target Group or a moratorium is imposed or declared over any or all of the assets and business of any member of the Target Group which is not frivolous or vexatious and is contested in good faith within 10 (ten) Business Days and not dismissed within 20 (twenty) Business Days of commencement.

6.4.	Ceasing of business

Any member of the Target Group ceases or suspends carrying on its business in its entirety or a material part of its business, except as permitted under clause 4.3 of the SPA or consented to by the Lender in accordance with clause 4.2 of the SPA.

6.5.	Foreclosure

Any encumbrancer (including any of the Lenders as defined in the SPA) takes possession of or a receiver, liquidator, supervisor, compulsory manager, administrator or similar official is appointed over any shares or securities of any member of the Target Group, or the whole or, in the reasonable opinion of the Lender, any material part of the assets of any member of the Target Group or a distress, execution or other process is levied or enforced upon or sued out against the whole or a material part of the assets of any member of the Target Group.

6.6.	Encumbrance

Creation of any Encumbrance over any shares, securities, other assets or the business of any member of the Target Group either by contract, tort, law, equity or pursuant to any other theory of law or otherwise, other than any Encumbrance (i) pursuant to this Agreement, (ii) the ICA, (iii) the existing Encumbrances under the Credit Agreement, or (iv) permitted under clause 4.3 of the SPA or consented to by the Lender in accordance with clause 4.2 of the SPA, as applicable.

6.7.	Unlawfulness

It becomes unlawful or impossible (i) for the Borrowers and/or the Pledgor to discharge any liability under this Agreement or to comply with any other material obligation under this Agreement or the ICA; or (ii) for the Lender to exercise or enforce any right under, or to enforce any security right created by or under, this Agreement or the ICA.

6.8.	Change in priority (ranking)

Any material provision of this Agreement proves to have been or becomes invalid or unenforceable, or any security right created by the ICA proves to have been or becomes invalid or unenforceable or, subject to the ICA, any such security right proves to rank or have ranked after, or loses its priority to, another security right of a third party (including the Lenders as defined in the SPA) or any other third party claim or interest.

6.9.	Obligations
a.	The Borrowers do not comply with any provision of this Agreement (other than those referred to in Clause 6.1 (Non-payment)).
b.	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days of the earlier of: (i) the Borrowers’ receipt of written notice from the Lender in accordance with this Agreement; and (ii) the Borrower becoming aware of the failure to comply.
6.10.	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Lender may by notice to the Borrowers:

a.	declare that all or part of the then-outstanding principal balance of the Loan, together with accrued and unpaid interest, and all other amounts accrued and unpaid under this Agreement be immediately due and payable, whereupon they shall become immediately due and payable; and/or
b.	declare that all or part of the Loan be payable on demand, whereupon it shall immediately become payable on demand by the Lender.
7.	COSTS AND EXPENSES; INDEMNITY
7.1.	Transaction expenses

Each Party will bear all costs and expenses (including legal fees) incurred by such Party in connection with the negotiation, preparation, execution and administration of this Agreement.

7.2.	Enforcement and preservation costs

The Borrowers shall, within 3 Business Days of written demand, pay to the Lender the amount of all costs and expenses (including legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, this Agreement, the ICA or any other security created in connection with this Agreement and with any proceedings instituted by or against the Lender as a consequence of it entering into this Agreement, taking or holding any security created in connection with this Agreement, or enforcing those rights.

8.	ASSIGNMENTS AND TRANSFERS
8.1.	Borrowers

No rights or obligations under or in connection with this Agreement can be assigned or encumbered (goederenrechtelijk onoverdraagbaar en niet te bezwaren) by any of the Borrowers in accordance with section 3:83(2) of the Dutch Civil Code (Burgerlijke Wetboek), nor can any rights or obligations under this Agreement in any way be transferred by any of the Borrowers, without the prior written consent of the Lender.

8.2.	Lender

Subject to the ICA, the Lender shall have the right to assign and transfer its rights and obligations under this Agreement to an Affiliate (as defined in the SPA). To the extent necessary, each Borrower hereby grants its irrevocable and unconditional consent and co-operation to any such assignment or transfer in advance.

8.3.	Anticipated transactions
8.3.1.	The Lender acknowledges and agrees that (a) one or both Borrowers may transfer any assets forming part of the BL Business to a member of the Target Group that is a Guarantor and (b) the merger, de-merger, amalgamation, dissolution, liquidation or consolidation of one or both Borrowers with or into one or more Guarantors that are members of the Target Group (with the Guarantor being the surviving entity); provided that in no event shall any part of the BL Business be transferred outside of the Target Group (other than transfers in the ordinary course of the BL Business that are expressly permitted by the ICA or the Credit Agreement).
8.3.2.	Each Borrower undertakes and represents towards the Lender that:
a.	in the event of the merger or de-merger of one or both Borrowers with or into one or more Guarantors that are members of the Target Group (with the Guarantor being the surviving entity) in accordance with title 7 of Book 2 of the Dutch Civil Code, it shall procure that the notarial deed(s) of merger or de-merger, as the case may be, will explicitly provide that this Agreement will transfer to the surviving entity under universal title; and
b.	in the event of:
(i)	the merger or de-merger other than pursuant to title 7 of Book 2 of the Dutch Civil Code; or
(ii)	amalgamation, dissolution, liquidation or consolidation of one or both Borrowers with or into one or more Guarantors that are members of the Target Group (with the Guarantor being the surviving entity); or
(iii)	a transfer of any assets forming part of the BL Business from a Borrower to a member of the Target Group,

it shall, and shall procure that the surviving and/or receiving member(s) of the Target Group shall, immediately prior to such merger, de-merger, amalgamation, dissolution, liquidation, consolidation or transfer of assets, jointly enter into a Dutch law governed deed of transfer and assignment (akte van contractsoverneming) with the Lender which will provide for the transfer and assignment of this Agreement in accordance with section 6:159 of the Dutch Civil Code to any such member(s) of the Target Group. Any deed of transfer and assignment of this Agreement by a member(s) of the Target Group, which is not a mere transfer of all rights and obligations of this Agreement to the surviving and/or receiving member(s) of the Target Group in accordance with section 6:159 of the Dutch Civil Code, shall be subject to the consent rights of the Administrative Agent and the Required Lenders (in each case, as defined in the Credit Agreement), as applicable, set forth in Clause 13.5.

9.	PAYMENT MECHANICS
9.1.	Payments to the Lender
a.	On each date on which the Borrowers are required to make a payment under this Agreement, the Borrowers shall make the same available to the Lender for value on the due date.
b.	Payment shall be made to the following bank account of the Lender and with the reference as described below:
(i)	Account holder:Opportunity Partners B.V.
(ii)	IBAN:[****]
(iii)	BIC:[****]
(iv)	Reference:OP/BL Loan Agreement
9.2.	Business Days

Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

10.	INFORMATION UNDERTAKINGS

The Borrowers shall inform the Lender in writing:

a.	of the occurrence of an Event of Default or an event, change or circumstance that occurs or threatens to occur that results in or could result in an Event of Default, promptly upon becoming aware thereof; and
b.	promptly upon the Lender’s request, and to the extent permitted by applicable law (in particular competition law), such further information regarding the financial condition, assets and operations of any member of the Target Group as the Lender may reasonably request.
11.	SET-OFF

Subject to the ICA (if applicable), each Party may set off any obligation (whether or not due, actual or contingent) owed by a Party to the other Party under this Agreement against any obligation (whether or not due) owed by a Party to the other Party, regardless of the place of payment or currency of either obligation. If an obligation is in different currencies, such obligation will be converted at the market rate of exchange at the time, and for the purpose of, that set-off.

12.	NOTICES
12.1.	Communications in writing

Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by email or letter.

12.2.	Addresses

The address and email address of each party to this Agreement for any communication or document to be made or delivered under or in connection with this Agreement is that as set out in the signature page to this Agreement or any substitute address or email address as that party may notify to the other party to this Agreement by not less than 5 Business Days’ notice.

13.	MISCELLANEOUS
13.1.	Accounts

In any litigation or arbitration proceedings arising out of or in connection with this Agreement, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate, subject to proof of the contrary.

13.2.	Certificates and determinations

Any certification or determination by the Lender of a rate or amount under this Agreement is, in the absence of manifest error, conclusive evidence of the matters to which it relates, subject to proof of the contrary.

13.3.	Partial invalidity

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

13.4.	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

13.5.	Amendments and waivers

Any term of this Agreement may be amended, supplemented, varied, increased, extended, added, waived or consented to only with the written consent of the Lender and the Borrowers and, to the extent required by the ICA and the Consent, as applicable, the Administrative Agent and the Required Lenders (each term as defined in the Credit Agreement), as applicable.

13.6.	Waiver

Each Party hereby explicitly and irrevocably waives, to the fullest extent permitted by law, any right it may have at any time to:

a.	rescind (ontbinden), nullify (vernietigen) or otherwise terminate or amend this Agreement in whole or in part by way of an out-of-court declaration (buitengerechtelijke verklaring) or in any other manner; or
b.	seek the rescission (ontbinding) or nullification (vernietiging) or termination or amendment in whole or in part of this Agreement in court.
13.7.	Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

14.	GOVERNING LAW

This Agreement is governed by Dutch law.

15.	ENFORCEMENT

The competent court of Amsterdam, the Netherlands, has exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement).

- signature page and Schedule follow –

SIGNATURE PAGE BRIDGE LOAN AGREEMENT

The Borrowers

/s/ F.M.P. Bekkers
Brand Loyalty International B.V.
By: F.M.P Bekkers
Title: Director

Address:
Attn.:
Email address:

/s/ F.M.P. Bekkers
Brand Loyalty Sourcing B.V.
By: F.M.P Bekkers
Title: Director

Address:
Attn.:
Email address:

The Lender

Marti
/s/ Martijn ten Berge
Opportunity Partners B.V.
By: Martijn ten Berge
Title: Director

Address: Deutersestraat 37, 5266 AW Cromvoirt, the Netherlands
Attn.:
Email address:

SCHEDULE 1 – Intercreditor Agreement Including Inventory Pledge

[Omitted]